Exhibit 99.1

For Immediate Release

Lipocine Announces Settlement of Securities Class Action Lawsuit

SALT LAKE CITY, UT, February 16, 2018 – Lipocine Inc. (NASDAQ: LPCN), a specialty pharmaceutical company, announced today that the Company and the other defendants have entered into a memorandum of understanding to settle the purported securities class action litigation captioned In re Lipocine Inc. Securities Litigation, 2:17CV00182 DB (D. Utah).

The memorandum of understanding contemplates that the parties will enter into a settlement agreement, which, if entered into, will be subject to customary conditions including court approval following notice to the stockholders of the Company, and a hearing at which time the court will consider the fairness, reasonableness and adequacy of the settlement.  If a settlement is finally approved by the court, it will resolve all of the claims that were or could have been brought in the action being settled.

The defendants continue to deny the allegations made in the purported securities fraud class action litigation and have agreed to enter into the memorandum of understanding in order to avoid the burden and expense of further litigation.

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men's and women's health using its proprietary drug delivery technologies. Lipocine's clinical development pipeline includes three development programs TLANDO, LPCN 1111 and LPCN 1107. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate, is designed to help restore normal testosterone levels in hypogonadal men. TLANDO was well tolerated and met the primary efficacy end-points in Phase 3 testing with twice daily dosing and is currently under FDA review. LPCN 1111, a novel oral prodrug of testosterone, originated and is being developed by Lipocine as a next-generation oral testosterone product with potential for once-daily dosing and is currently in Phase 2 testing. LPCN 1107 is potentially the first oral hydroxyprogesterone caproate product candidate indicated for the prevention of recurrent preterm birth, is currently in Phase 2 testing and has been granted orphan drug designation by the FDA. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding a contemplated settlement agreement, clinical trials, FDA review, Lipocine's product candidates, Lipocine’s expected product benefits, and Lipocine’s ability to execute on its corporate strategy. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risk that we do not settle the purported securities class-action lawsuit; the risks that the FDA will not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including that the FDA will determine there are deficiencies in our resubmitted NDA, the receipt of regulatory approvals, the results and timing of clinical trials, patient acceptance of Lipocine's products, the manufacturing and commercialization of Lipocine's products, and other risks detailed in Lipocine's filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

mb@lipocine.com

Investors:

Hans Vitzhum

Phone: (646) 597-6979

hans@lifesciadvisors.com